Exhibit 97

Sally Beauty Holdings, Inc.

Compensation Recoupment Policy

(as amended on July 24, 2023)

1.
History; Effective Date

1.1
The Company adopted the Mandatory Policy in accordance with the applicable listing standards of The New York Stock Exchange (the “NYSE”) and Rule 10D-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), effective as of the Mandatory Policy Effective Date. To the extent the Mandatory Policy is in any manner deemed inconsistent with the NYSE listing standards, the Mandatory Policy shall be treated as retroactively amended to be compliant with such listing standards. Each Covered Executive (as defined herein) shall be required to sign and return to the Company the Acknowledgement Form attached hereto as Appendix A.

1.2
The Discretionary Policy was adopted and effective as of September 18, 2019 (the “Discretionary Policy Effective Date”).

2.
Defined Terms

For purpose of this Policy, the following terms have the following meanings:

“Accounting Restatement” means any accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (a “Big R” restatement), or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “little r” restatement).

“Board” means the Board of Directors of the Company.

“Company” means Sally Beauty Holdings, Inc.

“Committee” means the Compensation and Talent Committee of the Board.

“Covered Employee” means any current or former employee of the Company or any of its direct or indirect subsidiaries (other than a Covered Executive).

“Covered Executive” means the current or former officers identified as executive officers by the Company in the Company’s filings with the SEC pursuant to Item 401(b) of Regulation S-K and the officers required to file reports under Section 16 of the Exchange Act.

“Determination Date” means the date upon which the Committee shall have determined that a particular Covered Employee or Covered Executive engaged in Misconduct.

“Discretionary Policy” has the meaning set forth in Section 4.1 hereof.

“Discretionary Policy Effective Date” has the meaning set forth in Section 1 hereof.

“Equity Award” means any appreciation-type award (such as stock options) or full value award (such as restricted stock) with respect to the common stock of the Company.

“Erroneously Awarded Compensation” is the amount of Incentive-Based Compensation Received that exceeds the amount of Incentive-Based Compensation that otherwise would have been Received had it been determined based on the restated amounts, computed without regard to any taxes paid. For Incentive-Based Compensation based on stock price or total stockholder return (TSR), where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement: (i) the amount shall be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or TSR upon which the Incentive-Based Compensation was Received; and (ii) the Company shall maintain documentation of the determination of that reasonable estimate and provide such documentation to the NYSE.

“Financial Reporting Measure” is any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measure. Stock price and TSR (and any measures that are derived wholly or in part from stock price or TSR) are also Financial Reporting Measures. A Financial Reporting Measure need not be presented within the Company’s financial statements or included in a filing with the SEC.

“Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure. Please refer to Appendix B to this Policy for a non-exhaustive list of examples of Incentive-Based Compensation.

“Mandatory Policy” has the meaning set forth in Section 3 hereof.

“Mandatory Policy Effective Date” means October 2, 2023.

“Misconduct” means any activity by a Covered Employee or Covered Executive that is (i) harmful to the interests of the Company, including without limitation, conduct during his or her employment that violates the Company’s Code of Business Conduct and Ethics, Insider Trading Policy Statement, Corporate Governance Guidelines, or other similar policies; and/or (ii) any form of misconduct, negligence or dereliction of duty which caused or contributed to the need for a restatement or material adjustment of any financial performance measure upon which the vesting or payment of his or her Incentive-Based Compensation are or were based; all to an extent which, in the reasonable opinion of the Committee, justifies the recoupment of compensation as described herein.

“Other Covered Person” has the meaning set forth in Section 3.8 hereof.

“Policy” means this Sally Beauty Holdings, Inc. Compensation Recoupment Policy (including both the Mandatory Policy and the Discretionary Policy).

“Received” means the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.

“SEC” means the United States Securities and Exchange Commission.

“Shares” means shares of common stock of the Company.

3.
Mandatory Recoupment Policy in the Context of Accounting Restatements

3.1
The Company has adopted the policy set forth in this Section 3 (the “Mandatory Policy”) in accordance with the applicable listing standards of the NYSE and Rule 10D-1 under the Exchange Act. In the event that the Company is required to prepare an Accounting Restatement, the Company shall recover reasonably promptly the amount of all Erroneously Awarded Compensation Received by a person:

i.
After beginning service as a Covered Executive;

ii.
Who served as a Covered Executive at any time during the performance period for that Incentive-Based Compensation;

iii.
While the Company has a listed class of securities listed on the NYSE; and

iv.
During the three completed fiscal years immediately preceding the date that the Company is required to prepare the Accounting Restatement and any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years. For purposes of this Mandatory Policy, a transition period between the last day of the Company’s previous fiscal year and the first day of its new fiscal year that comprises a period of nine to twelve months would be deemed a completed fiscal year.

3.2
Notwithstanding the foregoing, this Mandatory Policy shall only apply to Incentive-Based Compensation Received on or after the Mandatory Policy Effective Date.

3.3
The Company’s obligation to recover Erroneously Awarded Compensation pursuant to this Mandatory Policy is not dependent on when the restated financial statements are filed.

3.4
For purposes of determining the relevant recovery period under this Mandatory Policy, the date that the Company is required to prepare an Accounting Restatement is the earliest to occur of: (i) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting

Restatement; or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement.

3.5
The Company must recover Erroneously Awarded Compensation in compliance with this Mandatory Policy except to the extent that the conditions of paragraphs (i), (ii) or (iii) in this Section 3.5 are met, and the Committee, or in the absence of such a committee, a majority of the independent directors serving on the Board, has determined that recovery would be impracticable.

i.
The direct expense paid to a third party to assist in enforcing this Mandatory Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, the Company shall make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to recover, and provide that documentation to the NYSE.

ii.
Recovery would violate home country law where that law was adopted prior to November 28, 2022. Before concluding that it would be impractical to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Company shall obtain an opinion of home country counsel, acceptable to the NYSE, that recovery would result in such a violation, and must provide such opinion to the NYSE.

iii.
Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

3.6
The Company shall not indemnify any Covered Executive or former Covered Executive against the loss of Erroneously Awarded Compensation pursuant to this Mandatory Policy.

3.7
The Company shall file all disclosures with respect to this Mandatory Policy in accordance with the requirements of the U.S. Federal securities laws, including the disclosure required by the applicable SEC filings.

3.8
In addition to the Covered Executives and former Covered Executives, this Mandatory Policy shall apply to any other employee of the Company or its subsidiaries designated by the Committee or the Board as a person covered by this Mandatory Policy by written notice to the employee (“Other Covered Person”).

3.8.1
Unless otherwise determined by the Committee or the Board, this Mandatory Policy shall apply to an Other Covered Person as if such individual was a Covered

Executive during the relevant periods described in Section 3.

3.8.2
The Committee or the Board may, in its discretion, limit recovery of Erroneously Awarded Compensation from an Other Covered Person to situations in which an Accounting Restatement was caused or contributed to by the Other Covered Person’s Misconduct.

3.8.3
In addition, the Committee or the Board shall have discretion as to (i) whether to seek to recover Erroneously Awarded Compensation from an Other Covered Person, (ii) the amount of the Erroneously Awarded Compensation to be recovered from an Other Covered Person, and (iii) the method of recovering any such Erroneously Awarded Compensation from an Other Covered Person. In exercising such discretion, the Committee or the Board may take into account such considerations as it deems appropriate, including whether the assertion of a claim may violate applicable law or prejudice the interests of the Company in any related proceeding or investigation.

3.9
The Committee shall have full authority to interpret and enforce this Mandatory Policy to the fullest extent permitted by law.

3.10
The Committee shall determine, in its sole discretion, the appropriate means to seek recovery of any Erroneously Awarded Compensation, which may include, without limitation: (i) requiring cash reimbursement; (ii) seeking recovery or forfeiture of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards; (iii) offsetting the amount to be recouped from any compensation otherwise owed by the Company to the Covered Executive; (iv) canceling outstanding vested or unvested equity awards; or (v) taking any other remedial and recovery action permitted by law, as determined by the Committee.

3.11
The Committee shall determine the repayment schedule for any Erroneously Awarded Compensation in a manner that complies with the “reasonably promptly” requirement set forth in Section 3.1 hereof. Such determination shall be consistent with any applicable legal guidance, by the SEC, judicial opinion or otherwise. The determination with respect to “reasonably promptly” recovery may vary from case to case and the Committee is authorized to adopt additional rules to further describe what repayment schedules satisfies this requirement.

3.12
To the extent a Covered Executive, former Covered Executive or Other Covered Person refuses to pay to the Company any Erroneously Awarded Compensation, the Company shall have the right to sue for repayment or, to the extent legally permitted, to enforce such person’s obligation to make payment by withholding unpaid or future compensation.

3.13
Any determination by the Committee or the Board with respect to this Mandatory Policy shall be final, conclusive, and binding on all interested parties.

3.14
If the requirement to recover Erroneously Awarded Compensation is triggered under this

Mandatory Policy, then, in the event of any actual or alleged conflict between the provisions of this Mandatory Policy and a similar clause or provision in any of the Company’s plans, awards, policies or agreements, this Mandatory Policy shall be controlling and determinative; provided that, if such other plan, award, policy or agreement provides that a greater amount of compensation shall be subject to clawback, the provisions of such other plan, award, policy or agreement shall apply to the amount in excess of the amount subject to clawback under this Mandatory Policy.

4.
Discretionary Recoupment Policy in the Context of Misconduct

4.1
It is the policy of the Company that:

4.1.1
The Company will, to the extent permitted by governing law, require reimbursement of any Incentive-Based Compensation paid to any Covered Employee or Covered Executive after January 1, 2011, and within 12 months prior to the Determination Date, where: (i) the payment was predicated upon the achievement of specified financial results; (ii) such financial results were subsequently the subject of a restatement or other material adjustment, (iii) in the Committee’s view the individual Covered Employee or Covered Executive engaged in Misconduct which caused or contributed to the need for the restatement or material adjustment, and (iv) a lower payment would have been made to the Covered Employee or Covered Executive based upon the correct financial results. In each such instance, the Company will seek to recover the Covered Employee’s or Covered Executive’s entire Incentive-Based Compensation payment for the relevant period(s); and

4.1.2
In the event that the Committee determines that any Covered Employee or Covered Executive engaged in Misconduct, then, to the fullest extent permitted by law, the Committee may, in its sole discretion, require (i) the cancellation or forfeiture of the unvested portion of all of such Covered Employee’s or Covered Executive’s Equity Awards granted on or after September 18, 2019; and/or (ii) the Covered Employee or Covered Executive to reimburse the Company for the amount of the Covered Employee’s or Covered Executive’s most recently-received Incentive-Based Compensation (Section 4.1.1 and 4.1.2 collectively referred to herein as the “Discretionary Policy”).

4.2
This Section 4 shall be effective as of the Discretionary Policy Effective Date.

5.
General

5.1
These rights to recoupment are in addition to any other rights that the Company may have against any Covered Employee or Covered Executive, including any remedies at law or in equity. Application of this Policy does not preclude the Company from taking any other action to enforce a Covered Employee’s or Covered Executive’s obligations to the Company, including termination of employment or institution of civil or criminal proceedings. Nothing in this Policy shall be viewed as limiting the right of the Company or the Committee to pursue recoupment under or as provided by the Company’s plans, awards, policies or agreements or the applicable provisions of any law, rule or regulation (including, without limitation, Section 304 of the Sarbanes-Oxley Act of 2002.

5.2
The Committee may amend this Policy, provided that any such amendment does not cause the Mandatory Policy to violate applicable listing standards of the NYSE or Rule 10D-1 under the Exchange Act.

5.3
Any determination by the Committee or the Board with respect to this Policy shall be final, conclusive, and binding on all interested parties.

5.4
Nothing contained herein prohibits a Covered Employee or Covered Executive from: (1) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity; (2) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; or (3) otherwise fully participating in any federal whistleblower programs, including but not limited to any such programs managed by the SEC.

APPENDIX A

Sally Beauty Holdings, Inc.

Acknowledgment of

Compensation Recoupment Policy

By my signature below, I acknowledge that I have read and received the Sally Beauty Holdings, Inc. Compensation Recoupment Policy, as amended on July 24, 2023 (the “Policy”), and that I am fully bound by, and subject to the terms and conditions of, the Policy.

Signature:

Name (printed):

Date:

APPENDIX B

Examples of Incentive-Based Compensation

Examples of compensation that constitutes Incentive-Based Compensation for purposes of the Mandatory Policy include, but are not limited to, the following:

•
Non-equity incentive plan awards earned based wholly or in part on satisfying a Financial Reporting Measure performance goal.

•
Bonuses paid from a “bonus pool,” the size of which is determined based wholly or in part on satisfying a Financial Reporting Measure performance goal.

•
Other cash awards based wholly or in part on satisfying a Financial Reporting Measure performance goal.

•
Equity-based awards (e.g., restricted stock, restricted stock units, performance share units, stock options, and stock appreciation rights) that are granted or become vested based wholly or in part on satisfying a Financial Reporting Measure performance goal.

•
Proceeds received upon the sale of shares acquired through an incentive plan that were granted or vested based wholly or in part on satisfying a Financial Reporting Measure performance goal.

Examples of compensation that does not constitute Incentive-Based Compensation for purposes of the Mandatory Policy include the following:

•
Salary or salary increases for which the increase is not contingent upon achieving any Financial Reporting Measure performance goal.

•
Bonuses paid solely at the discretion of the Committee or Board that are not paid from a bonus pool, the size of which is determined based wholly or in part on satisfying a Financial Reporting Measure performance goal.

•
Bonuses paid solely upon satisfying one or more subjective standards (e.g., demonstrated leadership) and/or completion of a specified employment period.

•
Non-equity incentive plan awards earned solely upon satisfying one or more strategic measures (e.g., consummating a merger or divestiture) or operational measures (e.g., opening a specified number of stores, completion of a project, or increase in market share).

•
Equity awards for which the grant is not contingent upon achieving any Financial Reporting Measure performance goal and vesting is contingent solely upon completion of a specified employment period and/or attaining one or more non-Financial Reporting Measures.